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                                                                      EXHIBIT 11

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                            (FORMERLY BEARINGS, INC.)
                       COMPUTATION OF NET INCOME PER SHARE
                                   (UNAUDITED)
                      (THOUSANDS, EXCEPT PER SHARE AMOUNTS)


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                                                                   THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                       DECEMBER 31                    DECEMBER 31
                                                                   1996           1995           1996            1995
                                                                 --------       --------       --------       --------
         AVERAGE SHARES OUTSTANDING

 1.      AVERAGE COMMON SHARES
         OUTSTANDING                                              12,410         12,307         12,408         12,257

 2.      NET ADDITIONAL SHARES
         OUTSTANDING ASSUMING STOCK
         OPTIONS EXERCISED AND
         PROCEEDS USED TO PURCHASE
         TREASURY STOCK                                              232            294            237            297
                                                                 -------        -------        -------        -------

 3.      ADJUSTED AVERAGE COMMON
         SHARES OUTSTANDING FOR
         FULLY DILUTED COMPUTATION                                12,642         12,601         12,645         12,554
                                                                 =======        =======        =======        =======


         NET INCOME

 4.      NET INCOME AS REPORTED IN
         STATEMENTS OF CONSOLIDATED
         INCOME                                                  $ 6,003        $ 5,176        $11,408        $ 9,705
                                                                 =======        =======        =======        =======

         NET INCOME PER SHARE

 5.      NET INCOME PER AVERAGE
         COMMON SHARE OUTSTANDING
         (4/1)                                                   $  0.48        $  0.42        $  0.92        $  0.79
                                                                 =======        =======        =======        =======

 6.      NET INCOME PER COMMON
         SHARE ON A FULLY
         DILUTIVE BASIS (4/3)                                    $  0.47(A)     $  0.41(A)     $  0.90(A)     $  0.77(A)
                                                                 =======        =======        =======        =======

(A) FULLY DILUTED NET INCOME PER SHARE IS NOT PRESENTED AS THE DILUTIVE EFFECT IS LESS THAN 3%.
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